SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2010

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Principal Officer

(c) On July 27, 2010, the Executive Committee of United Bankshares, Inc. (the “Company” or “United”) appointed Craige Smith as an Executive Vice President of the Company. Mr. Smith, age 58, has served as the Chief Operating Officer of United’s Virginia banking subsidiary, United Bank, since 2006. Mr. Smith joined United Bank in 2000 as a Senior Vice President and Operations Director. He was promoted to an Executive Vice President of United Bank in 2004.

Mr. Smith is not party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no agreement or understanding pursuant to which Mr. Smith was appointed an executive officer.

(e) On July 27, 2010, the Compensation Committee met (the “Compensation Meeting”) to review and discuss the compensation policies and programs of the Company including those related to the executive officers. A summary of actions taken by the Compensation Committee at this meeting is presented below.

United Compensation Risk Management Policy

At the Compensation Meeting, the Compensation Committee approved the United Compensation Risk Management Policy (the “Policy”). In general, the Policy is designed to ensure that United’s incentive compensation arrangements, policies and practices do not undermine the safety and soundness of the Company by encouraging excessive risk taking by: (1) providing incentives that do not encourage risk-taking beyond United’s ability to effectively identify and manage risks; (2) being compatible with effective internal controls and risk management; and (3) being supported by strong corporate governance, including active and effective oversight by the Compensation Committee and Board of Directors. Covered employees of the Policy are: (1) United’s executive management group; (2) individual employees, including non-executive employees, whose activities may expose the Company to significant amounts of risk; and (3) groups of employees who are subject to similar incentive compensation arrangements and who, in the aggregate, may expose the Company to significant amounts of risk, even if no individual employee is likely to expose United to a significant amounts of risk.

Compensation of the Chief Executive Officer

At the Compensation Meeting, the Compensation Committee increased the base salary of Mr. Adams from $650,000 to $715,000, an increase of 10%. Mr. Adams’ base salary increase will be effective October 15, 2010. United employee performance based increases for 2010 are phased in over a four month period beginning July 15, 2010. The Committee rendered its decision to increase Adams’ salary based upon his leadership which resulted in United’s strong performance compared to its peer group during the recent period of challenges facing the economy and the banking industry. During this period, United achieved significant profitability particularly compared to its peer group and increased its dividend to shareholders for 36 consecutive years. Adams has been CEO of the Company for the past 35 years. At Adams’ request, his base salary had not been increased since May 2006, and his base salary was below the peer median.

Compensation of Certain Named Executive Officers Other than the Chief Executive Officer

At the Compensation Meeting, the Compensation Committee also approved base salary increases for certain named executive officers of the Company other than the Chief Executive Officer. The base salary increases will be effective October 15, 2010. United employee performance based increases for 2010 are phased in over a four month period beginning July 15, 2010. The Committee’s decision to increase certain named executive officers’ salaries was based upon the CEO’s recommendations related to their individual performances and their position in the salary ranges developed for individuals holding similar positions in United’s peer group. These executive officers have not received salary increases for two years.

The following is a summary of the compensation increases for certain named executive officers of the Company who had been reported in the 2010 proxy statement and who are expected to be named executive officers in the 2011 proxy statement:

Name/Position	Previous Base Salary	% Increase	New Base Salary

James J. Consagra, Jr. Executive Vice President	$265,000	2.5%	$271,625

Richard M. Adams, Jr. Executive Vice President	$225,000	6.7%	$240,000

James B. Hayhurst, Jr. Executive Vice President	$225,000	2.5%	$230,625

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: August 2, 2010	By:	/S/ STEVEN E. WILSON
Steven E. Wilson, Executive Vice President, Treasurer, Secretary and Chief Financial Officer